Exhibit 99.1

FOR IMMEDIATE RELEASE Contacts: Wilson W. Cheung

Chief Financial Officer

(510) 683-5900

Leslie Green

Green Communications Consulting, LLC

(650) 312-9060

AXT, Inc. Announces First Quarter 2008 Results

Semi-Insulating GaAs and Ge Substrate Revenues Continue to Dominate Growth

FREMONT, Calif., Apr. 30, 2008 – AXT, Inc. (NasdaqGM: AXTI), a leading manufacturer of compound semiconductor substrates, today reported financial results for the first quarter ended March 31, 2008.

First Quarter 2008 Results

Revenue for the first quarter of 2008 was $19.6 million, compared with $17.6 million in the fourth quarter of 2007, and $12.5 million in the first quarter of 2007.  Total gallium arsenide (GaAs) substrate revenue was $13.7 million for the first quarter of 2008, compared with $12.2 million in the fourth quarter of 2007, and $8.8 million in the first quarter of 2007.

Indium phosphide (InP) substrate revenue was $477,000 for the first quarter of 2008, compared with $330,000 in the fourth quarter of 2007, and $518,000 in the first quarter of 2007.  Germanium (Ge) substrate revenue was $1.4 million compared with $747,000 in the fourth quarter of 2007 and $541,000 in the first quarter of 2007.  Raw materials sales were $4.0 million for the first quarter of 2008, compared with $4.3 million in the fourth quarter of 2007 and $2.6 million in the first quarter of 2007.

Gross margin was 31.7 percent of revenue for the first quarter of 2008.  This included a benefit from the sale of approximately $620,000 in fully reserved wafers, which positively affected the quarterly gross margin by 3.2 percentage points.  By comparison, gross margin in the fourth quarter of 2007 was 30.1 percent.  This included a benefit from the sales of approximately $466,000 in fully reserved wafers, which positively affected fourth quarter gross margin by 2.7 percentage points.  Gross margin in the first quarter of 2007 was 43.2 percent, including a benefit from the sale of approximately $785,000 in fully reserved wafers, which positively affected the quarterly gross margins by 6.3 percentage points.

Operating expenses were $4.3 million in the first quarter of 2008, compared with $3.7 million in the fourth quarter of 2007, and $4.2 million in the first quarter of 2007.

Income from operations for the first quarter of 2008 was $2.0 million compared with $1.6 million in the fourth quarter of 2007, and $1.2 million in the first quarter of 2007.

AXT, Inc.
4281 Technology Drive
Fremont, CA 94538
Tel: 510.683.5900
Fax: 510.353.0668
www.axt.com.

Net interest and other income for the first quarter of 2008 was $552,000, which included a gain on sale of investment of $459,000 compared with net interest and other income of $608,000 for the fourth quarter of 2007, which included a gain on sale of investment of $1.1 million, and net interest and other income of $213,000 in the first quarter of 2007.

Net income in the first quarter of 2008 was $2.0 million or $0.06 per diluted share, compared with net income of $1.9 million or $0.06 per diluted share in the fourth quarter of 2007, and net income of $1.3 million, or $0.04 per diluted share in the first quarter of 2007.

Management Qualitative Comments

“We are very pleased to report another solid quarter of growth, including strong increases in revenue from strategically important areas of our business such as 6-inch gallium arsenide and germanium substrates,” said Phil Yin, chairman and CEO.  “Much of our increases are coming from market share gains as key customer qualifications are beginning to generate revenue.  Further, our customer engagement and qualification activity is very high and we are pleased to see progression with a number of key companies in our space as a result of significant competitive differentiators.  While we remain cautious in the way that we plan and forecast our business, we believe that the industry trends support positive growth opportunities in the coming quarters.”

Outlook for Second Quarter, Ending June 30, 2008

AXT estimates revenue for the second quarter will increase to between $19.7 million and $20.0 million. The company estimates that net income per diluted share will be between $0.04 and $0.06, which takes into account our diluted weighted average share count of approximately 31.6 million shares.

Conference Call

The company will also host a conference call today to discuss these results at 1:30 p.m. PT. The conference call can be accessed at (416) 641-6143 (conference ID 325929). The call will also be simulcast on the Internet at www.axt.com. Replays will be available at (416) 695-5800 until May 7, 2008. Financial and statistical information to be discussed in the call will be available on the company’s website immediately prior to commencement of the call. Additional investor information can be accessed at http://www.axt.com or by calling the company’s Investor Relations Department at (510) 683-5900.

About AXT, Inc.

AXT designs, develops, manufactures and distributes high-performance compound and single element semiconductor substrates comprising gallium arsenide (GaAs), indium phosphide (InP) and germanium (Ge) through its manufacturing facilities in Beijing, China.  In addition, AXT maintains its sales, administration and customer service functions at its headquarters in Fremont, California.  The company’s substrate products are used primarily in lighting display applications, wireless communications, and fiber optic communications. Its vertical gradient freeze (VGF) technique for manufacturing semiconductor substrates provides significant benefits over other methods and enabled AXT to become a leading manufacturer of such substrates, particularly in optoelectronics applications. AXT has manufacturing facilities in China and invests in five joint ventures producing raw materials. For more information, see AXT’s website at http://www.axt.com.

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Safe Harbor Statement

The foregoing paragraphs contain forward-looking statements within the meaning of the Federal Securities laws, including statements regarding our outlook for the second quarter of 2008, growth in our customer base and expansion of our addressable markets, increasing market share, industry trends that are driving increasing demand for our products, and opportunities for growth in the coming years.  These forward-looking statements are based upon specific assumptions that are subject to uncertainties and factors relating to the company’s operations and business environment, which could cause actual results of the company to differ materially from those expressed or implied in the forward-looking statements contained in the foregoing discussion. These uncertainties and factors include but are not limited to overall conditions in the markets in which the company competes; market acceptance and demand for the company’s products; and other factors as set forth in the company’s annual report on Form 10-K and other filings made with the Securities and Exchange Commission.  Each of these factors is difficult to predict and many are beyond the company’s control. The company does not undertake any obligation to update publicly any forward-looking statement, as a result of new information, future events or otherwise.

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FINANCIAL TABLES TO FOLLOW

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AXT, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited, in thousands, except per share data)

	Three Months Ended
	March 31,
	2008	2007

Revenue	$19,634	$12,526
Cost of revenue	13,413	7,121
Gross profit	6,221	5,405

Operating expenses:
Selling, general and administrative	3,667	3,703
Research and development	504	460
Impairment on assets held for sale	83	—
Total operating expenses	4,254	4,163
Income from operations	1,967	1,242
Interest income, net	124	224
Other income (expense), net	428	(11)

Income before provision for income taxes	2,519	1,455
Provision for income taxes	560	111
Net income	$1,959	$1,344

Net income per share:
Basic	$0.06	$0.04
Diluted	$0.06	$0.04

Shares used in computing net income per share:
Basic	30,367	29,798
Diluted	31,585	31,324

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AXT, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited, in thousands)

	March 31,	December 31,
	2008	2007
Assets:
Current assets
Cash and cash equivalents	$23,225	$18,380
Short-term investments	16,217	20,825
Accounts receivable, net	16,693	12,149
Inventories, net	29,077	24,781
Prepaid expenses and other current assets	5,405	3,569
Assets held for sale	—	5,140
Total current assets	90,617	84,844

Property, plant and equipment, net	17,120	15,986
Restricted deposits	6,550	6,700
Other assets	5,468	5,242

Total assets	$119,755	$112,772

Liabilities and stockholders’ equity:
Current liabilities
Accounts payable	$8,973	$4,328
Accrued liabilities	4,912	4,716
Current portion of long-term debt	735	450
Total current liabilities	14,620	9,494

Long-term debt, net of current portion	6,100	6,250
Other long-term liabilities	2,983	3,778
Total liabilities	23,703	19,522

Stockholders’ equity:
Preferred stock	3,532	3,532
Common stock	186,217	185,979
Accumulated deficit	(96,584)	(98,543)
Other comprehensive income	2,887	2,282
Total stockholders' equity	96,052	93,250

Total liabilities and stockholders’ equity	$119,755	$112,772